FOR IMMEDIATE RELEASE	Exhibit 99.1
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient Acquires Division of Digital Consulting and Software Services, Inc.

~ Deal Expected To Be Accretive to Earnings Per Share Immediately ~

AUSTIN, Texas, July 21, 2006 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States, today announced that it has acquired the Energy, Government and General Business (EGG) division of Digital Consulting & Software Services, Inc. The acquired EGG division is a systems integration consulting business with approximately $17 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to greater than $170 million with more than 925 consulting, technology, sales and support professionals in 15 offices in the United States and Canada and client relationships with more than 600 Global 2000 companies. The acquisition is expected to be accretive to earnings per share immediately.

“This acquisition adds a top-tier client roster as well as our first offices in the Southeast, in Atlanta and New Orleans, while increasing the size and scope of our local operations in Houston,” said Jack McDonald, Perficient’s chairman and chief executive officer. “It also opens substantial opportunities in the energy vertical, for which the IT spending outlook is strong.”

“Leveraging our full suite of business-driven technology solutions and services across an expanding base of local offices and loyal, long-term clients is at the heart of our growth strategy and this transaction supports that effort,” said Jeff Davis, Perficient’s president and chief operating officer. “In addition, EGG is a Microsoft Gold Certified Partner and adds to our already deep expertise in Microsoft-based solutions.”

The acquisition of EGG:

•	Immediately increases Perficient’s ability to deliver business-driven technology solutions to the market;

•	Adds more than 100 consulting, technology, sales and support professionals;

•	Expands Perficient’s national footprint into the Southeast; and

•
Adds client relationships with enterprise customers including Shell, Cox Communications, US Navy, Northrup Grumman, Texas Children’s Hospital, Eagle Global Logistics, Chevron/Texaco, Schlumberger, Sysco, Reliant Energy and many others.

 “We’re thrilled to join the success story at Perficient and begin introducing their broader portfolio of solutions and services to our clients,” said Rick Donnelly, executive vice-president of EGG. “I see tremendous cross-selling opportunities emerging over the course of the next several years.”

Donnelly will join Perficient in a key leadership role, serving as a Senior General Manager, reporting directly to Tom Pash, Vice-President, Field Operations.

The consideration paid in the transaction is approximately $12.9 million excluding transaction costs, and includes $6.4 million in cash and approximately $6.5 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market™ for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition.

The acquisition is the third this year and the eighth since 2004 for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP. Earlier this year, Perficient acquired San Francisco-based Bay Street Solutions, a national, industry-focused CRM consulting firm, and Insolexen, Corp., a Detroit-based business integration firm.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Perficient is a member of the Russell 2000® index and is traded on the Nasdaq Global Select MarketSM, a market for public companies that meet the highest listing standards in the world. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information about Perficient, which employs more than 825 professionals, please visit www.perficient.com. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

About The EGG Division of DCSS
The Energy, Government and General Business Division of DCSS provides project management, project support, infrastructure and network support, and software development to its clients using its CMM level 3 certified project management methodology and procedures. The EGG division has forged an impressive array of partnerships and has received advanced certifications and awards including Certified Gold Microsoft Partner, Filenet Partner of the Year 2005, Houston's Top 25 Software Development
Companies and was named the 2002 Ernst & Young Entrepreneur of the Year for IT.

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Safe Harbor Statement
”Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.